EXHIBIT 1

MEMBERS OF FILING GROUP

V. Prem Watsa

1109519 Ontario Limited

The Sixty Two Investment Company Limited

810679 Ontario Limited

Fairfax Financial Holdings Limited

FFHL Group Ltd.

RiverStone Holdings Limited

RiverStone Insurance Limited

Fairfax (US) Inc.

Zenith National Insurance Corp.

Zenith Insurance Company

TIG Insurance Company

Odyssey US Holdings Inc.

Odyssey Re Holdings Corp.

Odyssey Reinsurance Company

Clearwater Select Insurance Company

Advent Capital (Holdings) LTD.

Northbridge Financial Corporation

Northbridge General Insurance Corporation